Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), effective as of January 1, 2022 (the “Effective Date”), is between Intec Pharma Ltd. an Israeli company number 51-3022780 (the “Company”), the wholly-owned subsidiary of Indaptus Therapeutics, Inc. (the “Indaptus”) and Nir Sassi, ID [***] whose address is [***] (the “Executive”).

WITNESSETH

WHEREAS, the Company desires to employ the Executive to act as the Chief Financial Officer (the “Position”) and to perform any such duties as shall be directed by the Company in accordance with any supply of services agreement it has or may have with any related party including Indaptus, and the Executive desires to accept such employment, on the terms and conditions set forth in this Agreement. Within the scope of his duties, Executive may be required to hold the title of CFO of any such related company and initially will be entitled as the CFO of Indaptus.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	EMPLOYMENT; START DATE. Subject to the terms and conditions set forth herein, the Company hereby employs the Executive, and the Executive hereby accepts such employment by the Company commencing on the Effective Date. The Executive shall commence employment with the Company on January 1, 2022.

2.	SCOPE AND PLACE OF EMPLOYMENT.

A.	Position. During the term of this Agreement, Executive shall hold the Position and shall have those duties and responsibilities customarily associated with the title of Chief Financial Officer, including service as an officer with the title as CFO for Indaptus, plus any additional duties as may reasonably be assigned to him from time to time by the Company. The executive shall report to the Chief Executive Officer. The Executive shall be employed in a senior management position which requires a special degree of personal trust, as defined in the Working Hours and Rest Law (the “Management Position”). Therefore, the provisions of the aforementioned law shall not apply to Executive’s employment conditions. The Executive acknowledges that he may be required to travel and stay abroad from time to time and shall be required to work beyond regular working hours, including on late hours and during holidays and weekly rest hours and shall not be granted any other compensation for working on such hours. Executive acknowledges that the economic result of this provision has been taken into account by the parties for the purpose of determine the Salary and for their decision to be engaged under this Employment Agreement. Nothing herein shall derogate from any right the Executive may have, in accordance with any law, expansion order, collective bargaining agreement, employment agreement or any other agreement with respect to the terms of the Executive’s employment.

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B.	Business Time. The Executive will devote substantially all of Executive’s business time, attention, energy, skill and efforts to the business and affairs of the Company, and shall use his reasonable best efforts to perform the duties assigned to the Executive hereunder and to promote the Company’s interests. It is agreed that the Executive may devote limited business time and efforts on Outside Activities (as defined below) provided that such activities, either individually or in the aggregate, do not materially interfere with the performance of the Executive’s duties hereunder, violate any restrictive covenants and/or create a conflict of interest. “Outside Activities” for this purpose means (i) serving on civic or charitable boards or committees or, with prior approval of the board of directors of Indaptus (the “Board”), on corporate boards or committees, (ii) delivering lectures, (iii) fulfilling speaking engagements, (iv) teaching at educational institutions and (v) providing consulting services. All determinations under this Section 2 shall be made by the Company’s Chief Executive Officer in good faith.

C.	Place of Employment. The Executive’s normal place of employment will be in Israel. The Company shall provide Executive with such other systems or technology as may be reasonably required to perform the Executive’s duties from remote locations. The Executive acknowledges and agrees Executive will be required to undertake travel to fulfill the duties and responsibilities set forth under this Agreement as deemed necessary or appropriate by the Company.

D.	Compliance with Company Policies. The Executive shall be subject to and comply with the Company’s policies, procedures and approval practices as generally in effect at any time and from time to time.

3.	PREVIOUS OBLIGATIONS. To the best of Executive’s knowledge, the Executive represents that his employment by the Company and the performance of his duties on behalf of the Company and Indaptus does not, and shall not, breach any agreement that obligates the Executive to keep in confidence any trade secrets or confidential or proprietary information of any other party or to refrain from competing, directly or indirectly, with the business of any other party.

4.	COMPENSATION. As full compensation for all services to be rendered by Executive during the term of this Agreement, the Company will compensate the Executive as follows.

A.	Base Salary. The Company shall pay the Executive a base salary at the annualized rate of $345,000 (the “Base Salary”) beginning on the Effective Date. Payment of Salary shall be subject to customary withholdings and authorized deductions and shall be payable in equal installments in accordance with the Company’s customary payroll practices in place from time to time. The Executive’s Base Salary shall be subject to review for an upward adjustment on at least an annual basis. The Executive’s Base Salary may not be adjusted downward without the Executive’s prior written consent. The Base Salary shall be paid in NIS based on the last known $/NIS exchange rate at the time of each payment as published by the Bank of Israel. For avoidance of doubt, no additional compensation shall be paid by the Company for any services provided to Indaptus or any of its subsidiaries within the scope of this Agreement.

B.	Annual Bonus.

The Executive will be eligible to participate in an annual executive bonus plan pursuant to which Executive may earn a bonus (“Bonus”) equal to up to 40% of his Base Salary (such maximum bonus may be referred to as the “Target Bonus”) beginning in the 2022 calendar year.

Prior to the commencement of each calendar year, the Board will establish and approve the Target Bonus for such calendar year, provided that such Target Bonus shall not be less than 40% of the Executive’s Base Salary. Achievement of the Target Bonus will be based on the Executive meeting individual objectives and Indaptus meeting company-wide objectives (collectively, the “Performance Criteria”).

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The Board may, in its discretion, grant the Executive a Bonus in excess of the Target Bonus if the Performance Criteria are exceeded or for such additional contributions that the Board may choose to recognize.

Following the close of each calendar year but in no event after the later of January 30th of the year following the year for which the Bonus is payable or ten business days after completion of Indaptus’s audited financial statements, the Board will meet and determine in its reasonable discretion the extent to which the Performance Criteria have been achieved for such year and the amount of the Bonus. Based on that determination, payment of the Bonus (if any) shall be made at the same time annual Bonuses are generally paid to other senior executives of Indaptus (generally the first regular payroll date following the Board’s certification of the achievement of applicable Performance Criteria) (the “Bonus Payment Date”). If the Executive is eligible to receive a Bonus, such Bonus will not be deemed to be fully earned unless Executive is employed by the Company and in good standing on the last day of the fiscal year to which the Bonus relates. The Bonus shall be paid to the Executive no later than March 15th of the year following the year for which the bonus is payable.

C.	Stock Option Grants.

During the Term, subject to the terms of the Indaptus Therapeutics, Inc. 2021 Stock Incentive Plan (the “Stock Incentive Plan”) or any successor equity compensation plan as may be in place from time to time and separate award agreements, the Executive shall be eligible to receive from time to time stock options or other equity awards in amounts, if any, to be approved by the Board or the Compensation Committee of Indaptus in its discretion. The Executive agrees that any equity grants awarded to him as compensation for services as Chief Financial Officer shall be subject to any clawback policy that Indaptus established from time to time that is applicable to Indaptus’ executive officers.

5.	BENEFITS. During his employment and subject to any contribution therefore generally required of employees of the Company, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for executive employees of the Company generally and as described in Appendix A. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable policies of the Company and (iii) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan. The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole judgment, deems appropriate. During the term of his employment, the Executive shall be entitled to 20 paid days off (all of which may be carried over from one year to the next, provided, however that Executive will use at least 5 consecutive vacation days each year) as well as those paid public holidays provided for in the Company’s standard policies, as they may be amended from time to time. The 20 paid days off will be the Executive’s vacation days available to be used during regular business days (e.g. when normal business activity would occur).

6.	EXPENSES. The Executive shall be entitled to reimbursement by the Company for all necessary and reasonable travel, entertainment and other business expenses incurred by him in connection with his duties hereunder. The Company shall reimburse the Executive for all such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies as in effect from time to time.

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7.	CONFIDENTIALITY AND NONSOLICITATION.

A.	Confidential Information. During the term of his employment, the Executive will have access to the Company’s confidential business information (the “Confidential Information”). The definition of Confidential Information includes any information regarding the Company or its affiliates that is not generally available to the public. By way of example not limitation, Confidential Information includes inventions, designs, data, computer code, works of authorship, know-how, trade secrets, formulas, compounds, indications, techniques, ideas, discoveries, products and services under development, employee, investor, customer and vendor information of any kind, marketing and business plans and financial information of any kind including pricing and profit margins.

B.	Ownership of Confidential Information. The Confidential Information (and all documents containing Confidential Information) is and will, as between the Executive and the Company, be the sole property of the Company.

C.	Protection and Use of Confidential Information. The Executive shall preserve and protect the confidentiality and security of the Confidential Information. At all times during his employment by the Company and thereafter, the Executive will protect and not disclose to any third party any Confidential Information. The Executive shall not use the Confidential Information or make any use of, the Confidential Information, except (i) in connection with the performance of his duties for the Company or as otherwise required in connection with court process or requested by a governmental or regulatory body; (ii) as may be required by law (with advance notice to the Company prior to any such disclosure to the extent legally permitted); or (iii) to Executive’s personal legal advisors for the purposes of enforcing or interpreting this Agreement (or in the case of any other litigation between the Executive and the Company), or to a court or arbitrator for the purpose of enforcing or interpreting this Agreement (or in the case of any other litigation between the Executive and the Company), and who in each case have been informed as to the confidential nature of such Confidential Information and, as to advisors, their obligation to keep such Confidential Information confidential. “Confidential Information” will not include any information which is in the public or industry domain during the Executive’s employment, provided that such information is not in the public or industry domain as a consequence of any action or inaction by the Executive in violation of this Agreement.

D.	Return of Confidential Information. Upon request of the Company, the Executive will promptly (i) deliver to the Company all documents and other tangible media in the Executive’s possession or control that evidence, contain or reflect Confidential Information (including all copies, reproductions, digests, abstracts, analyses, and notes) and (ii) destroy any intangible materials that evidence, contain or reflect Confidential Information on equipment or media not owned by the Company, provided Executive may retain personal financial, insurance, identification and health records or documents and the contact information of the Executive’s personal contacts and any portion of the Executive’s personal correspondence to the extent such retained portion does not contain Confidential Information.

E.	Nonsolicitation of Employees and Certain Other Third Parties. At all times during the twelve (12) months period immediately following termination of employment, the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (i) employ or attempt to employ or enter into any contractual arrangement with any employee performing services for the Company or any of its affiliates and/or (ii) persuade or encourage or attempt to persuade or encourage any persons or entities with whom the Company or any of its affiliates does business or has some business relationship to cease doing business or terminate its business relationship with the Company or any of its affiliates.

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Notwithstanding any provisions of this Agreement or otherwise, nothing contained in this Agreement limits the Executive’s ability to file a charge or complaint with the Securities and Exchange Commission (“SEC”) or prevents the Executive from providing truthful testimony in response to a lawfully issued subpoena or court order. Further, nothing in this Agreement shall (1) prohibit the Executive from making reports of possible violations of federal law or regulation to the SEC, in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (2) require notification or prior approval by the Company of any such report; provided that the Executive is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Further, this Agreement does not limit the Executive’s ability to communicate with the SEC or otherwise participate in any investigation or proceeding that may be conducted by the SEC, including providing documents or other information, without notice to the Company. This Agreement does not limit the Executive’s right to seek an award pursuant to Section 21F of the Securities Exchange Act of 1934.

In this Section 7, the term “Company” shall mean the Company and Indaptus, collectively.

8.	ASSIGNMENT OF WORK PRODUCT.

A.	Definitions. The following capitalized terms shall have the meanings assigned to them below:

“Intellectual Property” means collectively all Work Product and all Intellectual Property Rights relating to all Work Product.

“Intellectual Property Rights” means all copyrights, copyright registrations and copyright applications, trademarks, service marks, trade dress, trade names, trademark registrations and trademark applications, patents and patent applications, trade secret rights, and all other rights and interests existing, created or protectable under any intellectual property or other law of any nation.

“Work Product” means any and all inventions, discoveries, original works of authorship, developments, improvements, formulas, compounds, indications, techniques, concepts, data and ideas (whether or not patentable or registerable under patent, copyright, or similar statute) made, conceived, prepared, created, discovered, or reduced to practice by the Executive, either alone or jointly with others during the period of his employment, that (i) result from work performed by the Executive for the Company, (ii) are made by use of the Company’s equipment, supplies, facilities or Confidential Information, or are made, conceived or completed, wholly or in part, within the scope of the Executive’s services or duties to the Company, or (iii) are related to the business of the Company or the actual or demonstrably anticipated business of the Company.

B.	Property of the Company. All Intellectual Property is and will be the sole property of the Company.

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C.	Copyrights; Assignment. The Executive agrees that all copyrightable materials that fall within the definition of Work Product, will be, to the maximum extent permitted by law, works-made-for-hire for the Company under copyright law, and to the extent not works-made-for-hire, the Executive hereby assigns to the Company, without royalty or further consideration to the Executive, all right, title, and interest he may have, or may acquire, in and to all Intellectual Property.

D.	Disclosure. The Executive will promptly disclose in writing all Work Product to the Company. The Executive agrees to keep adequate and current written records of all such Work Product, in the form of notes, sketches, drawings, electronic records and/or other reports, which records are, and will remain, the sole property of the Company and will be available to the Company at all times.

E.	Execution of Documents. Whenever requested by the Company, both during the period of the Executive’s employment and thereafter, the Executive will promptly sign and deliver to the Company any and all applications, assignments and other documents that the Company considers necessary or desirable in order to: (a) assign, apply for, obtain, and maintain any Intellectual Property Rights in the United States and for other countries relating to any Work Product, (b) assign and convey to the Company or its designee the sole and exclusive right, title, and interest in and to all Intellectual Property, (c) provide evidence regarding the Intellectual Property that the Company considers necessary or desirable, and (d) confirm the Company’s ownership of the Intellectual Property, all without royalty or any other further consideration to the Executive.

F.	Assistance to the Company. Whenever requested by the Company, both during the period of the Executive’s employment and thereafter, the Executive will, at the Company’s expense, assist the Company in assigning, obtaining, maintaining, defending, registering and from time to time enforcing, in any and all countries, the Company’s right to the Intellectual Property. This assistance may include, without limitation, testifying in a suit or other proceeding. If the Company requires assistance from the Executive after termination of his employment, the Executive will be compensated for time actually spent in providing assistance at an hourly rate equivalent to his compensation at the time his employment was terminated together with his reasonable, actual out-of-pocket expenses incurred in providing such assistance.

G.	Power of Attorney. For use in the case that the Company cannot obtain the Executive’s signature on any document that the Company considers necessary or desirable in order to assign, apply for, prosecute, obtain, or enforce any Intellectual Property, whether due to the Executive’s non-cooperation, unavailability, or any other reason, the Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as his agent and attorney-in-fact to act for, and on the Executive’s behalf, to execute and file any such document and to do all other lawfully permitted acts to further the assignment, transfer to the Company, application, registration, prosecution, issuance, and enforcement of all Intellectual Property, with the same force and effect as if executed and delivered by the Executive.

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H.	Prior Inventions. The Executive represents that any inventions, original works of authorship, discoveries, concepts or ideas, if any, to which the Executive presently has any right, title or interest, and which were previously conceived either wholly or in part by the Executive, and that the Executive desires to exclude from the operation of this Agreement are identified on Schedule A of this Agreement (each a “Prior Invention”). The Executive represents that the list contained in Schedule A is complete to the best of his knowledge and to the extent any such Prior Invention is not listed, it is agreed that Company has and is hereby granted a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, display, perform sell and otherwise use such Prior Invention as part of or in connection with any Company product, process or service. If during the Executive’s retention with the Company, the Executive incorporates a Prior Invention into a Company product, process or service or its use, the Executive shall be deemed to have automatically granted to the Company a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, display, perform sell and otherwise use such Prior Invention as part of or in connection with any Company product, process or service.

In this Section 8, the term “Company” shall mean the Company and Indaptus, collectively.

9.	TERM; TERMINATION.

A.	Term. Both the Company and the Executive shall have the right to terminate this Agreement and the Executive’s employment at any time subject to the notice provisions set forth below (the “Notice Period”). Any notice of termination shall be in writing, however, in the event the Executive fails to provide a written notice of resignation, despite the Company’s request for the same, the Company shall consider the Executive as having resigned upon the Executive having provided a clear and unequivocal notice. During the Notice Period, whether notice has been given by the Executive or by the Company, the Executive shall continue to exercise the Executive’s regular responsibilities and duties unless instructed otherwise by the Company, and shall cooperate with the Company and use the Executive’s best efforts to assist the integration into the Company organization of the person or persons who will assume the Executive’s responsibilities and duties.

B.	Death. Upon the death of the Executive, the Executive’s employment with the Company shall terminate.

C.	Termination by the Executive. The Executive may terminate this Agreement and his employment hereunder (i) without Good Reason (as defined below) upon thirty 1 (one) month written notice to the Executive or (ii) immediately for Good Reason.

D.	Termination by Company. The Company may terminate this Agreement and the Executive’s employment hereunder (i) without Cause (as defined below) upon thirty 1 (one) month written notice to the Executive or (ii) immediately for Cause.

E.	Certain Definitions. The following capitalized terms shall have the meanings assigned to them below:

“Cause” means: (i) the Executive’s chronic failure to perform those material duties assigned to him pursuant to Section 2 above after written notice thereof and a reasonable opportunity to respond and/or cure of not less than 30 days; (ii) the Executive’s material and repeated gross negligence or willful misconduct (including but not limited to acts of fraud or theft or the violation of applicable laws) in connection with the performance of his duties after written notice thereof and a reasonable opportunity to respond and/or cure of not less than 30 days; (iii) the Executive’s material breach of Section 7 or 8 above after written notice thereof and a reasonable opportunity to respond and/or cure of not less than 30 days; (iv) the Executive’s conviction of, or entry of a plea of guilty or nolo contendere to a felony or any other crime that involves fraud, dishonesty, or serious moral turpitude under the laws of the United States or any state thereof; or (v) the Executive’s alcohol abuse or use of controlled substances (other than prescription drugs taken in accordance with a physician’s prescription), in each case, to the extent such activities under this clause (v) materially interfere with Executive’s duties.

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“Good Reason” means the voluntary termination by the Executive within thirty (30) days following: (i) a requirement imposed on or after a Change in Control that the Executive physically relocates to another office that is more than 30 miles from the office location that the Executive reported to at the commencement of his employment with the Company; (ii) a reduction in the Executive’s Salary or Target Bonus in violation of this Agreement; (iii) a material adverse change in the Executive’s title or job description or a significant reduction of the scope of the Executive’s authority or responsibilities as Chief Financial Officer, or (iv) or any other material breach of this Agreement by the Company, provided that no act or omission in (i) through (iv) of this definition shall constitute Good Reason unless (x) Executive provides the Company with written notice within ninety (90) days after Executive first become aware of, or reasonably should have become aware of, the occurrence or existence of such event or circumstance, which notice identifies the event or circumstance that Executive believes constitutes Good Reason, (y) the Company fails to cure such act or omission within thirty (30) days after delivery of such notice to the Company and (z) Executive terminates Executive’s employment with the Company within thirty (30) days after the expiration of the cure period referred to in the preceding clause (y).

10.	EFFECT OF TERMINATION

A.	Payments Upon Termination. In the event that the Executive’s employment with the Company is terminated for any reason, the Executive shall have the right to receive (i) the compensation and reimbursable expenses then accrued and/or earned and unpaid under Sections 4 and 5 of this Agreement through the date of termination (including, if the Executive is entitled to a Bonus for the year immediately preceding the year of such termination but for not being employed on the Bonus Payment Date, the Company shall pay the Bonus based on achievement of pre-determined performance goals on the same basis as other participants in the plan who are employed on the Bonus Payment Date), and (ii) payment for unused vacation days accrued through the date of termination. In addition, in the event that the Executive’s employment with the Company is terminated due to Executive’s death (as described in Section 9(B) above) or disability, if the Executive is entitled to a Bonus for the year of termination based on achievement of pre-determined performance goals (and ignoring any continuation of employment requirements), the Company shall pay such Bonus on the same basis as other participants in the plan except that the Bonus amount shall be prorated (based on the percentage of days the Executive was employed relative to the total number of days in the bonus earning period).

B.	Additional Payments. (a) Subject to Sections 10 D and 10 E, in the event that the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason during the term of this Agreement other than during the Change in Control Period (as defined below), (A) the Company shall (i) continue to pay the Executive his Base Salary for twelve (12) months (less applicable withholdings and authorized deductions) in accordance with the Company’s customary payroll practices, and (B) if the Executive is entitled to a Bonus for the year of termination based on achievement of pre-determined performance goals (and ignoring any continuation of employment requirements), the Company shall pay such Bonus on the same basis as other participants in the plan except that the Bonus amount shall be prorated (based on the percentage of days the Executive was employed relative to the total number of days in the bonus earning period).

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C.	Subject to Sections 10 D and 10 E, in the event that the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason during the term of this Agreement and within 6 months immediately preceding and 12 months immediately following a Change in Control (as defined below) (the “Change in Control Period”), then in lieu of the payments set forth in subsection 10 B above, the Company shall (i) pay to the Executive the sum of his Base Salary and Target Bonus over twelve (12) months in substantially equal installments (less applicable withholdings and authorized deductions)in accordance with the Company’s customary payroll practices, (ii) pay the current year Bonus at the Target Bonus level on a prorated basis (using the percentage of days the Executive was employed relative to the total number of days in the bonus earning period), which payment shall be made within 30 days of termination, and (iii) fully accelerate vesting of all of the Executive’s outstanding stock options, restricted stock and other equity incentive awards upon the later of (x) the Change in Control or (y) the Executive’s termination of employment with the Company. For the avoidance of doubt, any equity incentive awards with performance vesting conditions shall be deemed achieved at the greater of target performance or the actual or projected actual level of Company performance on the applicable performance measures as determined in the Board’s sole discretion.

As used in this Agreement, “Change in Control” means (x) a change in ownership of Indaptus under clause (i) below or (y) a change in the ownership of a substantial portion of the assets of Indaptus under clause (ii) below:

i.	Change in the Ownership of Indaptus. A change in the ownership of Indaptus shall occur on the date that any one person, or more than one person acting as a group (as defined in clause (iii) below), acquires ownership of capital stock of Indaptus that, together with capital stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the capital stock of Indaptus. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the capital stock of Indaptus, the acquisition of additional capital stock by the same person or persons shall not be considered to be a change in the ownership of Indaptus. An increase in the percentage of capital stock owned by any one person, or persons acting as a group, as a result of a transaction in which Indaptus acquires capital stock in Indaptus in exchange for property will be treated as an acquisition of stock for purposes of this paragraph.

ii.	Change in the Ownership of a Substantial Portion of Indaptus’ Assets. A change in the ownership of a substantial portion of the Indaptus’ assets shall occur on the date that any one person, or more than one person acting as a group (as defined in clause (iii) below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Indaptus that have a total gross fair market value equal to or more than 80 percent of the total gross fair market value of all of the assets of Indaptus immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of Indaptus, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control under this clause (ii) when there is a transfer to an entity that is controlled by the shareholders of Indaptus immediately after the transfer, as provided below in this clause (ii). A transfer of assets by Indaptus is not treated as a change in the ownership of such assets if the assets are transferred to (a) a shareholder of Indaptus (immediately before the asset transfer) in exchange for or with respect to its capital stock, (b) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by Indaptus, (c) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding capital stock of Indaptus, or (d) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (ii)(c) of this paragraph. For purposes of this clause (ii), a person’s status is determined immediately after the transfer of the assets.

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iii.	Persons Acting as a Group. For purposes of clauses (i) and (ii) above, persons will not be considered to be acting as a group solely because they purchase or own capital stock or purchase assets of Indaptus at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets or capital stock, or similar business transaction with Indaptus. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of assets or capital stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. For purposes of this paragraph, the term “corporation” shall have the meaning assigned such term under Treasury Regulation section 1.280G-1, Q&A-45.

D.	Release Agreement. In order to receive the payments and benefits set forth in Sections 10(B) or (C), as applicable (collectively referred to herein as the “Severance Payments”), the Executive must timely execute (and not revoke) a separation agreement and general release (the “Release Agreement”) in a customary form as is determined to be reasonably necessary by the Company in its good faith and reasonable discretion. If the Executive is eligible for Severance Payments pursuant to Section 10, the Company will deliver the Release Agreement to the Executive (which Release Agreement will not contain any new restrictive covenants (i.e., it may restate covenants contained herein, but will not include additional covenants) within seven (7) calendar days following the date of termination of employment. The Severance Payments are subject to the Executive’s execution and delivery of such Release Agreement and such Release Agreement becoming irrevocable within thirty (30) days following the date of termination of employment (such 30-day period, the “Release Period”). If the Release Period spans two calendar years, Severance Payments shall not commence earlier than January 1st of the second calendar year (with the first payment containing all amounts which should have been paid, but were not paid, prior to such date).

E.	Post-Termination Breach. Notwithstanding anything to the contrary contained in this Agreement, the Company’s obligation to provide the Severance Payments will immediately cease if the Executive breaches any of the provisions of Sections 7 or 8, the Release Agreement or any other Agreement the Executive has with the Company.

11.	COMPANY COMPUTERS; CELLULAR PHONE; PRIVACY

A.	For the performance of the Executive’s duties, the Company may allow the Executive to use the Company’s computer equipment and systems, including any desktop computer, laptop, software, hardware, Internet server and professional e-mail account (the “Computers”). The Executive acknowledges and agrees that the Company may allow others to use the Computers.

B.	Subject to the Company’s policies as may be in effect from time to time, the Executive: (i) shall not store personal files on the Computers (except on folders clearly labeled by the Executive as “Personal”); and (ii) the Executive may not store the Company’s files on personal or external storage space.

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C.	The e-mail account assigned to the Executive is strictly a professional one and shall be strictly used for professional matters. For personal matters the Executive may use external email services (such as Gmail).

D.	The Executive acknowledges and agrees that in order to maintain the security of the Computers and to protect the Company’s legitimate interests, the Company shall have the right to monitor, inspect and review the Executive’s activity on the Computers, including usage habits and content transmission and distribution through all kinds of the Company’s internal media platforms (including professional WhatsApp groups [such as groups opened by the employees themselves for the purposes of professional discussions], Slack, HiBob, intranet, the Company website, etc.), and to collect, copy, transfer and examine any and all of the foregoing content stored on the Computers or transmitted or distributed through the Company’s internal media platforms, including emails, text messages, posts, electronic communications, documents and other files, and all findings of which shall be admissible as evidence in any legal proceedings. In light of the Executive’s understanding of the above, the Executive shall have no right to privacy in any content of the Computers, except with respect to folders which contain private information and which are clearly labeled by the Executive as “Personal”.

E.	Sections 11B through 11D above shall apply also with respect to any cellular phone provided by the Company to the Executive (if provided) as well as to the Executive’s personal cellular phone when used for the purpose of performing the Executive’s work to the extent pertains to unique professional apps, to professional WhatsApp groups or other professional media (including the internal media platforms referred to above) or messaging groups, and to a connection to the Executive’s professional e-mail account.

F.	Executive acknowledges and agrees that during the course of the Executive’s employment by the Company, the Company shall collect, receive and make use of certain personal information related to the Executive and the Executive’s terms of employment at the Company (such as Executive’s contact details, family status, salary, bank account-related information, etc.), as shall be received and held by the Company (the “Information”). Collecting, receiving, using and processing the Information shall be at the minimum extent required to manage the Company’s employees or to meet the Company’s legal obligations. Such Information may be transferred to third parties service providers, to affiliates of the Company, including those located abroad, for the aforesaid purposes or to a third party in the course of a potential transaction (such as acquisition, merger or sale of asset) subject to: (a) that such transfer shall be made only in order for the Company to comply with any relevant legal requirements or due to business purposes of the Company; (b) that the transferred Information shall be limited to the reasonable and necessary scope; and (c) that the receiver of the Information shall undertake, to the extent possible, to preserve the privacy of the Information, at least at the level of privacy kept by the Company itself regarding the Information.

12.	NO OTHER PAYMENTS OR BENEFITS. The Executive acknowledges and agrees that upon the termination of his employment, then other than any payment due to him under this Agreement or applicable law, no other benefits, compensation or remuneration of any kind is owed by the Company to the Executive other than as set forth in this Section 10.

13.	SURVIVAL. Notwithstanding anything to the contrary set forth herein, Sections 7, 8, 9, 10 and 11 of this Agreement and any remedies for the breach thereof, shall survive the termination of this Agreement under the terms hereof. Termination of this Agreement shall not relieve or release either party from any rights, liabilities or obligations which it/he has accrued prior the effective date of such termination.

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14.	RETURN OF COMPANY PROPERTY; EXIT INTERVIEW. Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly:

Deliver to the Company all documents and other tangible media in the Executive’s possession or control that evidence, contain or reflect (A) Confidential Information or (B) Work Product, in each case whether prepared by the Executive or otherwise coming into the Executive’s possession or control;

Destroy any intangible materials that evidence, contain or reflect Confidential Information or Work Product on equipment or media not owned by the Company; and

Return to the Company all equipment, files, software programs and other personal property belonging to the Company.

Upon termination of the Executive’s employment with the Company for any reason, the Executive will attend an exit interview with a representative of the Company to review the Executive’s continuing obligations under this Agreement.

Notwithstanding the foregoing, Executive may retain personal financial, insurance, identification and health records or documents and the contact information of his personal contacts and any portion of his personal correspondence to the extent such retained portion does not contain Confidential Information.

15.	ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all contemporaneous and prior agreements and understandings between the Company, its predecessors and any subsidiary, as to such subject matter, including but not limited to the Prior Agreement. For the avoidance of doubt, the Prior Agreement shall be of no further force or effect. Except as otherwise expressly provided herein, this Agreement may not be amended except by an instrument in writing executed by the Company and the Executive.

16.	ASSIGNMENT. The Executive shall not be permitted to assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company.

17.	GOVERNING LAW; JURISDICTION. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Israel. .

18.	MISCELLANEOUS. No waiver by either party of any term or condition of this Agreement, whether by conduct or otherwise, in any one or more instance, shall be deemed a continuing waiver of any such term or condition, or a waiver of any other term or condition of this Agreement. Headings set forth in this Agreement are solely for the convenience of the parties and have no legal effect. If any provision of this Agreement shall be found to be invalid by any court having competent jurisdiction, the invalidity of such provision shall not affect the validity of the remaining provisions hereof. This Agreement shall be (i) binding upon, and will inure to the benefit of, the parties and their permitted respective successors and assigns, (ii) construed without presumption of any rule requiring construction to be made against the party causing it to be drafted and (iii) executed in any number of counterparts, each of which will for all purposes be deemed to be an original, and all of which are identical.

19.	TAX. All payments and benefits according to this Agreement are gross payments. The Executive shall bear taxes and other compulsory payments in accordance with applicable law, which amounts shall be deducted by the Company from the Salary, as required by law.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement on this 1 day of February 2022.

INTEC PHARMA LTD.

By:	/s/ Jeffrey A. Meckler
Title:	Chief Executive Officer

By:	/s/ Nir Sassi

Address:	[***]

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Schedule A

Prior Inventions

LIST IF ANY

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